Comparison of change in value of $10,000 investment in Dreyfus Premier GNMA Fund Class A shares and the Lehman Brothers GNMA Index

EXHIBIT A:


             Dreyfus Premier GNMA Fund    Lehman Brothers
 PERIOD          (Class A shares)           GNMA Index *


12/31/92              9,551                    10,000
12/31/93             10,334                    10,658
12/31/94             10,034                    10,498
12/31/95             11,582                    12,288
12/31/96             12,074                    12,967
12/31/97             13,151                    14,204
12/31/98             14,006                    15,187
12/31/99             14,112                    15,480
12/31/00             15,498                    17,199
12/31/01             16,602                    18,613
12/31/02             17,863                    20,231


* Source: Lehman Brothers